Exhibit 99.1

News Release

AppFolio, Inc. Announces Executive Management Transition
Jason Randall Appointed President & CEO as Brian Donahoo Retires

SANTA BARBARA, Calif., August 7, 2017 (GLOBE NEWSWIRE) -- AppFolio, Inc. (NASDAQ: APPF) ("AppFolio" or the "Company"), a leading provider of cloud-based business software solutions, announced that Jason Randall will succeed Brian Donahoo as President and Chief Executive Officer following Mr. Donahoo’s retirement, effective August 8, 2017. Mr. Donahoo will also be stepping down from his role as a director on the same date, and the Board of Directors has elected Mr. Randall to serve in his place. Mr. Donahoo will continue to serve as an employee through December 31, 2017 to assist in the orderly transition of his roles and responsibilities.

“Throughout our CEO succession planning process it was important to the Board of Directors and founders to find the right person to succeed me in leading AppFolio,” said Mr. Donahoo. “During his long tenure with AppFolio, Jason has played an instrumental role in building our company vision and strategy, successfully serving in key leadership roles within both the AppFolio Property Manager and MyCase verticals and delivering industry leading technology that delights our customers. Having worked closely with Jason for many years, I am confident that no one is better suited for this role and I’m so proud and happy to hand over the steering oar to Jason as he leads our Company through our future stages of growth.”

Mr. Randall has worked at the Company for over nine years, serving in key leadership roles within both the AppFolio Property Manager and MyCase verticals. Most recently, Mr. Randall has served as Senior Vice President, AppFolio Property Manager, the Company’s software solution for the property management industry. Prior to that he served as Senior Vice President, MyCase, the Company’s practice management software for the legal industry. He served as Vice President, Product for AppFolio Property Manager from 2008 to 2014. Prior to joining the Company, Mr. Randall served in various leadership and product development positions in a number of public and private software companies.

“I look forward to the opportunity to lead AppFolio through the next stage of our growth and continue to build on the great progress our team has made to date," Mr. Randall said. "Our commitment to our customers, our team and to delivering innovative technology to the market will continue to be our priority as we move forward. I’m proud of the company we’ve built and am eager to continue to expand on and leverage our solid foundation as we grow.”

Second Quarter 2017 Financial Results
In a separate press release issued today, the Company announced its financial results for the quarter ended June 30, 2017.

Investor Relations Contact: ir@appfolio.com